================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)


                             HEWITT ASSOCIATES, INC.
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    42822Q100
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE COMPANY LLC
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               April 22, 2009
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

---------------------                                       --------------------
42822Q100                                                         Page  2 of 19
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  8,472,588
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  8,472,588
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,472,588
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  3 of 19
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 54, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  8,472,588
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  8,472,588
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,472,588
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  4 of 19
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 57, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  8,472,588
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  8,472,588
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,472,588
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  5 of 19
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 60, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  8,472,588
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  8,472,588
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,472,588
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  6 of 19
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  8,472,588
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  8,472,588
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,472,588
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  7 of 19
---------------------                                       --------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [X]
                                                                (b)   [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         7        SOLE VOTING POWER
      NUMBER OF
                                  -0-
       SHARES            -------------------------------------------------------
                         8        SHARED VOTING POWER
BENEFICIALLY OWNED BY
                                  8,472,588
    EACH REPORTING       -------------------------------------------------------
                         9        SOLE DISPOSITIVE POWER
        PERSON
                                  -0-
         WITH            -------------------------------------------------------
                         10       SHARED DISPOSITIVE POWER

                                  8,472,588
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,472,588
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                       --------------------
42822Q100                                                         Page  8 of 19
---------------------                                       --------------------


ITEM 1. SECURITY AND ISSUER.

         This Amendment No. 2 ("Amendment No.2") to the Schedule 13D relates to the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") of Hewitt Associates, Inc., a Delaware corporation (the "Company"). This Amendment No. 2 supplementally amends the initial statement on Schedule 13D, dated as of October 8, 2004, as amended by Amendment No. 1 thereto, dated as of September 28, 2005 (together, the "Initial Statement"). The address of the principal executive office of the Company is 100 Half Day Road, Lincolnshire, Illinois 60069. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

---------------------                                       --------------------
42822Q100                                                         Page  9 of 19
---------------------                                       --------------------


ITEM 2. IDENTITY AND BACKGROUND.

Item 2 is hereby amended and restated in its entirety as follows:

         This statement is being filed by a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The members of the group are General Atlantic LLC, a Delaware limited liability company formerly known as General Atlantic Partners, LLC ("GA"), General Atlantic Partners 54, L.P., a Delaware limited partnership ("GAP 54"), General Atlantic Partners 57, L.P., a Delaware limited partnership ("GAP 57"), General Atlantic Partners 60, L.P., a Delaware limited partnership ("GAP 60"), GAP Coinvestment Partners, L.P., a New York limited partnership ("GAPCO"), and GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAPCO II" and, collectively with GA, GAP 54, GAP 57, GAP 60 and GAPCO, the "Reporting Persons"), all of which are located at c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. Each of the Reporting Persons is engaged in acquiring, holding and disposing of interests in various companies for investment purposes.

         There are 26 Managing Directors of GA (the "GA Managing Directors"). The information required by General Instruction C to Schedule 13D is attached hereto as SCHEDULE A and hereby incorporated by reference. The present principal occupation or employment of each of the GA Managing Directors is as a Managing Director of GA.

         None of the Reporting Persons and none of the individuals listed on SCHEDULE A hereto has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in such Reporting Person or individual being subject to a judgment, decree or final order finding any violation of federal or state securities laws or enjoining future violations of, or prohibiting or mandating activities subject to, such laws.

---------------------                                       --------------------
42822Q100                                                         Page 10 of 19
---------------------                                       --------------------


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

No material change.


ITEM 4. PURPOSE OF TRANSACTION.

No material change.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is hereby amended and restated as follows:

         (a) As of the date hereof, GA, GAP 54, GAP 57, GAP 60, GAPCO and GAPCO II each own of record, no shares of Class A Common Stock, 4,053,037 shares of Class A Common Stock, 969,670 shares of Class A Common Stock, 1,895,438 shares of Class A Common Stock, 665,586 shares of Class A Common Stock and 888,857 shares of Class A Common Stock respectively, or 0%, 4.3%, 1.0%, 2.0%, 0.7% and 1.0%, respectively, of the Company's issued and outstanding shares of Class A Common Stock.

         By virtue of the fact that the general partners authorized and empowered to vote and dispose of the securities held by each of GAPCO and GAPCO II are GA Managing Directors, and that GA is the general partner of each of GAP 54, GAP 57, and GAP 60, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares of Class A Common Stock which each owns of record. Accordingly, as of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 8,472,588 shares of Class A Common Stock or 9.0% of the Company's issued and outstanding shares of Class A Common Stock.

---------------------                                       --------------------
42822Q100                                                         Page 11 of 19
---------------------                                       --------------------


         (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 8,472,588 shares of Class A Common Stock that may be deemed to be owned beneficially by each of them.

         (c) Except for the dispositions set forth on SCHEDULE B hereto, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph (a), none of the persons named in response to paragraph
(a) has effected any transactions in shares of the Class A Common Stock during the past 60 days.

         (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

         (e) Not Applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

No material change.


ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

                Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

---------------------                                       --------------------
42822Q100                                                         Page 12 of 19
---------------------                                       --------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of April 24, 2009.


                                        GENERAL ATLANTIC LLC

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 54, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 57, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 60, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GAP COINVESTMENT PARTNERS, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 13 of 19
---------------------                                       --------------------



                                        GAP COINVESTMENT PARTNERS II, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 14 of 19
---------------------                                       --------------------



EXHIBIT 1
to SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(k)(1)

         The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated:  April 24, 2009

                                        GENERAL ATLANTIC LLC

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 54, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 57, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director

---------------------                                       --------------------
42822Q100                                                         Page 15 of 19
---------------------                                       --------------------



                                        GENERAL ATLANTIC PARTNERS 60, L.P.

                                        By: General Atlantic LLC,
                                            Its general partner

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GAP COINVESTMENT PARTNERS, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner


                                        GAP COINVESTMENT PARTNERS II, L.P.

                                        By: /s/ Matthew Nimetz
                                            ------------------------
                                            Name:  Matthew Nimetz
                                            Title: A General Partner

---------------------                                       --------------------
42822Q100                                                         Page 16 of 19
---------------------                                       --------------------


                                   SCHEDULE A

                             GA MANAGING DIRECTORS


NAME                          BUSINESS ADDRESS                    CITIZENSHIP
----                          ----------------                    -----------

Steven A. Denning (Chairman)  3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

William E. Ford (Chief        3 Pickwick Plaza                    United States
Executive Officer)            Greenwich, Connecticut 06830

John Bernstein                83 Pall Mall, Fourth Floor          United Kingdom
                              London SW1Y 5ES
                              United Kingdom

H. Raymond Bingham            228 Hamilton Avenue                 United States
                              Palo Alto, California 94301

Peter L. Bloom                3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Mark F. Dzialga               3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

William O. Grabe              3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Abhay Havaldar                151 -152, 15th Floor                India
                              Maker Chamber VI
                              220 Nariman Point
                              Mumbai 400 021, India

David C. Hodgson              3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Rene M. Kern                  3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830        and Germany

Jonathan Korngold             3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Christopher G. Lanning        3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Jeff X. Leng                  Suite 2007-10, 20th Floor           Hong Kong SAR
                              One International Finance Center
                              1 Harbour View Street
                              Central Hong Kong

Anton J. Levy                 3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Marc F. McMorris              228 Hamilton Avenue                 United States
                              Palo Alto, California 94301,

Thomas J. Murphy              3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Matthew Nimetz                3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Fernando Oliveira             Av. Brigadeiro Faria Lima, 3729     Brazil
                              5(Degree)  andar
                              Sao Paulo - SP, 04538-905
                              Brazil

---------------------                                       --------------------
42822Q100                                                         Page 17 of 19
---------------------                                       --------------------


Ranjit Pandit                 151-152, 15th Floor                 United States
                              Maker Chamber VI                    and India
                              220 Nariman Point
                              Mumbai 400 021, India

Andrew C. Pearson             3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Raul R. Rai                   151-152, 15th Floor                 India
                              Maker Chamber VI
                              220 Nariman Point
                              Mumbai 400 021, India

David A. Rosenstein           3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Sunish Sharma                 151-152, 15th Floor                 India
                              Maker Chamber VI
                              220 Nariman Point
                              Mumbai 400 021, India

Tom C. Tinsley                2401 Pennsylvania Avenue N.W.       United States
                              Washington, D.C. 20037

Philip P. Trahanas            3 Pickwick Plaza                    United States
                              Greenwich, Connecticut 06830

Florian P. Wendelstadt        83 Pall Mall, Fourth Floor          Germany
                              London SW1Y 5ES,
                              United Kingdom

---------------------                                       --------------------
42822Q100                                                         Page 18 of 19
---------------------                                       --------------------


                                   Schedule B

(All transactions were made in the open market unless otherwise indicated)


-------------------- ---------------- ------------------ -----------------
      Date of           Name of           Number of
    Disposition          Entity             Shares        Price Per Share
-------------------- ---------------- ------------------ -----------------
      3/31/09            GAP 54             23,867            $30.00
-------------------- ---------------- ------------------ -----------------
      3/31/09            GAP 57              5,710            $30.00
-------------------- ---------------- ------------------ -----------------
      3/31/09            GAP 60             11,162            $30.00
-------------------- ---------------- ------------------ -----------------
      3/31/09             GAPCO              3,182            $30.00
-------------------- ---------------- ------------------ -----------------
      3/31/09           GAPCO II             3,877            $30.00
-------------------- ---------------- ------------------ -----------------
      4/01/09            GAP 54              2,719            $30.00
-------------------- ---------------- ------------------ -----------------
      4/01/09            GAP 57               650             $30.00
-------------------- ---------------- ------------------ -----------------
      4/01/09            GAP 60              1,271            $30.00
-------------------- ---------------- ------------------ -----------------
      4/01/09             GAPCO               362             $30.00
-------------------- ---------------- ------------------ -----------------
      4/01/09           GAPCO II              442             $30.00
-------------------- ---------------- ------------------ -----------------
      4/02/09            GAP 54             83,467            $30.057
-------------------- ---------------- ------------------ -----------------
      4/02/09            GAP 57             19,969            $30.057
-------------------- ---------------- ------------------ -----------------
      4/02/09            GAP 60             39,034            $30.057
-------------------- ---------------- ------------------ -----------------
      4/02/09             GAPCO             11,123            $30.057
-------------------- ---------------- ------------------ -----------------
      4/02/09           GAPCO II            13,564            $30.057
-------------------- ---------------- ------------------ -----------------
      4/02/09            GAP 54             68,204            $30.106
-------------------- ---------------- ------------------ -----------------
      4/02/09            GAP 57             16,318            $30.106
-------------------- ---------------- ------------------ -----------------
      4/02/09            GAP 60             31,896            $30.106
-------------------- ---------------- ------------------ -----------------
      4/02/09             GAPCO              9,089            $30.106
-------------------- ---------------- ------------------ -----------------
      4/02/09           GAPCO II            11,083            $30.106
-------------------- ---------------- ------------------ -----------------
      4/03/09            GAP 54             47,696            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09            GAP 57             11,411            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09            GAP 60             22,305            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09             GAPCO              6,356            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09           GAPCO II             7,750            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09            GAP 54             47,695            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09            GAP 57             11,411            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09            GAP 60             22,305            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09             GAPCO              6,357            $30.00
-------------------- ---------------- ------------------ -----------------
      4/03/09           GAPCO II             7,751            $30.00
-------------------- ---------------- ------------------ -----------------

---------------------                                       --------------------
42822Q100                                                         Page 19 of 19
---------------------                                       --------------------


-------------------- ---------------- -------------------- ---------------------
      4/03/09             GAPCO             13,260                N/A (1)
-------------------- ---------------- -------------------- ---------------------
      4/03/09           GAPCO II            24,331                N/A (2)
-------------------- ---------------- -------------------- ---------------------
      4/22/09            GAP 54             163,117               $30.617
-------------------- ---------------- -------------------- ---------------------
      4/22/09            GAP 57             39,025                $30.617
-------------------- ---------------- -------------------- ---------------------
      4/22/09            GAP 60             76,284                $30.617
-------------------- ---------------- -------------------- ---------------------
      4/22/09             GAPCO             21,738                $30.617
-------------------- ---------------- -------------------- ---------------------
      4/22/09           GAPCO II            26,508                $30.617
-------------------- ---------------- -------------------- ---------------------
      4/24/09            GAP 54             69,635                $30.257
-------------------- ---------------- -------------------- ---------------------
      4/24/09            GAP 57             16,660                $30.257
-------------------- ---------------- -------------------- ---------------------
      4/24/09            GAP 60             32,565                $30.257
-------------------- ---------------- -------------------- ---------------------
      4/24/09             GAPCO              9,280                $30.257
-------------------- ---------------- -------------------- ---------------------
      4/24/09           GAPCO II            11,315                $30.257
-------------------- ---------------- -------------------- ---------------------

(1)  Distribution to limited partners.

(2)  Distribution to limited partners.